EXHIBIT 5.1

July 13, 2009

CRC Crystal Research Corporation
4952 East Encanto Street
Mesa, Arizona 85205

Ladies and Gentlemen:

You have requested our opinion, as counsel for Crystal Research Corporation, a Nevada corporation (the "Company"), in connection with the registration statement to Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 3,302,332 shares of common stock of the Company, which includes (i) 2,000,000 shares issuable to Auctus Private Equity Fund, LLC pursuant to investment agreement, and (iii) 1,302,332 shares of the Company’s common stock held by certain shareholders of the Company.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the 1,302,332 shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable, and the other 2,000,000 shares of common stock to be sold have been duly authorized and shall become legally issued, fully paid and non-assessable when the shares are issued.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP